Exhibit 99.6

                                                                  Exhibit D to
                                                 Securities Purchase Agreement


                          MANAGEMENT SERVICES AGREEMENT

           MANAGEMENT SERVICES AGREEMENT, dated as of ____________, 2001, by and among The FINOVA Group Inc. ("Finova" or the "Company"), a Delaware corporation, and Leucadia National Corporation, a New York corporation ("Leucadia" or "Manager").

           WHEREAS, certain management, general administrative and overhead functions have previously been performed for Finova by its own employees; and

           WHEREAS, Leucadia has the capability directly and through its subsidiaries and affiliates and third parties to provide those services to Finova; and

           WHEREAS, the directors of Finova have determined that it is in the best interests of Finova to obtain such services from Leucadia.

           It is hereby mutually agreed as follows:

           1) Term. The term of this Management Agreement shall be five years commencing on ________, 2001 (the "Closing Date").

           2) Compensation. For a period of five years, commencing on the Closing Date, Finova shall pay annually to Leucadia a management fee of $5 million, payable in immediately available funds (the "Management Fee"). The annual Management Fee shall be payable quarterly, in advance, at the beginning of each calendar quarter; provided however that the first quarterly installment (in the amount of $1,250,000) shall be paid to Leucadia on the Closing Date; provided, further, however, that if less than 90 days are left in such calendar quarter, the amount of such first payment shall be pro rated based on the number of days remaining in the quarter.

           3) Personnel. Leucadia shall provide all personnel necessary to carry out the services specified herein. The number of personnel providing services at any one time and the number of hours such personnel devote to the services specified herein shall not be fixed but shall at times be adequate to properly and promptly perform and discharge the specified services.

           The personnel provided by Leucadia hereunder shall for all purposes be employees of Leucadia. Leucadia shall not be entitled to receive any additional compensation other than the payment set forth in paragraph 2, above. Without limiting the generality of the foregoing, the personnel provided by Leucadia hereunder shall not be entitled to receive from Finova direct reimbursement for compensation, travel, entertainment or employee benefit costs. Nothing herein shall prevent, however, any individual provided by Leucadia hereunder from becoming an elected or appointed officer or director of Finova and enjoying the benefit of any such position.



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
           4) Office Space, Equipment and Supplier, Etc. Finova shall provide to Leucadia and its personnel provided hereunder office space, secretarial services, equipment and supplies, telephone, telefax and related support facilities to the extent available at Finova's regular work locations.

           5) Services. In consideration for the compensation paid to Leucadia it shall perform and competently discharge the following services as requested by Finova:

           (a) subject to their election by the Board of Directors:

                  o        providing the Chairman of the Company;

                  o        providing the President of the Company;

                  and such other officers, if any, as shall be mutually determined between Leucadia and the Company;

           (b) providing the Treasury function of establishment and maintenance of certain banking and other similar financial relationships;

           (c) providing supervision of corporate wide management, sales, dispositions, acquisitions, and administration.

           6) Company Expenses. Finova will continue to bear the cost and expense of its own employees, including their salary, travel, entertainment, other business and benefit expenses; rent for its normal business location(s); outside legal, audit or consulting services; stockholder expenses; dues and subscriptions for its employees; director fees and expenses, insurance and taxes; postage, messenger and freight costs; telephone and telecopier charges; printing and related expenses; and equipment, fixture, furniture, supplies and related expenses.

           (7) Termination by Corporation. In the event that Leucadia shall cease to beneficially own at least 20% of the equity of the Company on a fully diluted basis, either Leucadia or Finova may terminate this Agreement upon not less than 60 days prior written notice. However, such termination shall not relieve Finova of its obligation to pay to Leucadia the portion of the Management Fee, if any, that has been earned through the termination date but has not been paid to Leucadia as of the date of such termination. The remaining unpaid Management Fee shall be paid to Leucadia in one payment, in immediately available funds, upon the effective date of such termination.

           (8) Governing Law. This Agreement shall be governed in accordance with the laws of the State of New York.

           (9) Assignment. Neither party may assign this Agreement or any of its rights or duties hereunder, except that Manager may assign this Agreement to any entity that is controlled by, controlling or under common control with Leucadia.


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
           (10) Notices. Services of all notices, if any, under this Agreement shall be sufficient if given personally or sent by certified, registered mail, return receipt requested, or telefax to the addresses set forth below:

           If to Company, at:

                               The FINOVA Group Inc.
                               4800 North Scottsdale Road
                               Scottsdale, Arizona 85251-7623
                               Attention: William Hallinan,
                                          Senior Vice-President, General
                                          Counsel and Secretary
                               Facsimile No.:  (480) 636-4949

                          with a copy (which shall not constitute notice) to:

                               Gibson, Dunn & Crutcher LLP
                               333 South Grand Avenue
                               Los Angeles, California 90071-3197
                               Attention:  Andrew E. Bogen, Esq.
                               Facsimile No.:  (213) 229-7520

           If to Manager, at:

                               Leucadia National Corporation
                               315 Park Avenue South
                               New York, New York  10010
                               Attention:  Joseph S. Steinberg, President
                               Facsimile No.:  (212) 598-4869

                               with a copy (which shall not
                               constitute notice) to:

                               Weil, Gotshal & Manges LLP
                               767 Fifth Avenue
                               New York, New York  10153
                               Attention:  Stephen E. Jacobs, Esq.
                               Facsimile No:  (212) 310-8007

or at such other address as may be substituted by notice given as herein provided. The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice. Every notice, demand, request, consent, approval, declaration, delivery or other communication hereunder shall be deemed to have been duly given or served on the date on which personally delivered, with receipt acknowledged, telecopied and confirmed by telecopy answerback or three Business Days after the same shall have been deposited in the United States mail.


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
           IN WITNESS WHEREOF, the parties hereto have caused this Management Services Agreement to be duly executed on the date first written above.



                                       THE FINOVA GROUP INC.

                                       By
                                          ----------------------------------



                                       LEUCADIA NATIONAL CORPORATION

                                       By
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